Exhibit 99.5
LETTER TO CLIENTS
REGARDING THE OFFER TO EXCHANGE
$200,000,000 PRINCIPAL AMOUNT OF
6 1/8% SENIOR NOTES DUE 2015, SERIES B
OF
GRANT PRIDECO, INC.
To Our Clients:
     We are enclosing herewith a Prospectus, dated                   , 2005, of Grant Prideco, Inc. (the “Company”) and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange the Company’s new 6 1/8% Senior Notes due 2015, Series B (the “Exchange Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 6 1/8% Senior Notes due 2015 issued initially on July 27, 2005 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2005, UNLESS EXTENDED.
     The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.
     This material is being forwarded to you as the beneficial owner of the Outstanding Notes carried by us in your account, but not registered in your name. A TENDER OF SUCH OUTSTANDING NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER FOR YOUR ACCOUNT AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER OUTSTANDING NOTES.
     Pursuant to the Letter of Transmittal, each holder of Outstanding Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Outstanding Notes.
     We request instructions as to whether you wish to tender any or all of your Outstanding Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                   , 2005, UNLESS EXTENDED. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to such Expiration Date.
     If you wish to have us tender any or all of your Outstanding Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Outstanding Notes held by us and registered in our name for your account or benefit. NONE OF THE OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN, YOUR SIGNATURE ON THE ATTACHED “INSTRUCTIONS TO REGISTERED HOLDER OR DTC PARTICIPANT FROM BENEFICIAL OWNER” SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL OF THE OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT.
     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.